Exhibit 99.1

Cellectar Biosciences Announces USPTO Issues Formal Patent Allowance for CLR 1603

MADISON, Wis., (October 4, 2016) -- Cellectar Biosciences, Inc. (Nasdaq: CLRB) (the “company”), an oncology-focused clinical stage biotechnology company, today announces that the United States Patent and Trademark Office (“USPTO”) has issued a formal patent allowance for CLR 1603, which covers method of use for the treatment of a variety of solid tumors and associated cancer stem cells using the company’s phospholipid drug conjugate (“PDC”) delivery platform technology with paclitaxel. This patent allowance follows the May 2016 issuance of the composition of matter patent for the same compound.

CLR 1603 is a form of paclitaxel conjugated to the company’s patented phospholipid drug conjugate delivery platform using a simple compound linker. The USPTO patent allowance covers method of use for breast, pancreatic, lung, colorectal and prostate cancers. The company expects the full patent to be granted by the end of 2016.

“The receipt of this formal patent allowance represents the fourth time Cellectar has secured a positive USPTO action since May 2016. These actions have expanded and strengthened our intellectual property portfolio for PDC delivery platform assets, including our lead therapeutic product candidate CLR 131 and our chemotherapeutic conjugate program assets,” said Jim Caruso, president and CEO of Cellectar. “While we continue to aggressively protect our products through strategic intellectual property achievements, we remain committed to advancing an intelligent research and development program to further optimize asset valuation.”

About Phospholipid Drug Conjugates (PDCs)

Cellectar’s product candidates are built upon its patented cancer cell-targeting delivery and retention platform of optimized phospholipid ether-drug conjugates (PDCs). Its phospholipid ether (PLE) carrier platform was deliberately designed to be coupled with a variety of payloads to facilitate both therapeutic and diagnostic applications. The basis for selective tumor targeting of our PDC compounds lies in the differences between the plasma membranes of cancer cells compared to those of normal cells. Cancer cell membranes are highly enriched in lipid rafts, which are glycolipoprotein microdomains of the plasma membrane of cells that contain high concentrations of cholesterol and sphingolipids, and serve to organize cell surface and intracellular signaling molecules. PDCs have been tested in over 70 different xenograft models of cancer.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers. Cellectar's PDC pipeline includes product candidates for cancer therapy and cancer diagnostic imaging. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 is currently being evaluated under an orphan drug designated Phase I clinical study in patients with relapsed or refractory multiple myeloma. The company is also developing PDCs for targeted delivery of chemotherapeutics such as paclitaxel (CLR 1602-PTX), a preclinical stage product candidate, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For additional information please visit www.cellectar.com.

# # #

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K/A for the year ended December 31, 2015. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

CONTACT:

Jules Abraham
JQA Partners
917-885-7378

jabraham@jqapartners.com

INVESTOR CONTACT:
Stephanie Prince
Managing Director
PCG Advisory Group
646-762-4518
sprince@pcgadvisory.com